News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III Executive Vice President, Finance and Administration, and Chief Financial Officer (609) 275-0500 jack.henneman@integralife.com	Investor Relations: Angela Steinway (609) 936-2268 angela.steinway@integralife.com
Integra Announces Private Placement of Convertible Senior Notes
PLAINSBORO, NJ, June 9, 2011 (GlobeNewswire)—Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that it has commenced a private offering, subject to market conditions, of $200,000,000 aggregate principal amount of convertible senior notes due 2016. Integra expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $30,000,000 aggregate principal amount of notes to cover over-allotments. The notes will be convertible, if certain conditions are met, into cash and, in certain circumstances, shares of Integra common stock, based on a volume-weighted average price of the common stock on each day of an observation period.
In connection with the pricing of this offering, Integra expects to enter into convertible note hedge transactions with one or more of the initial purchasers or their respective affiliates (the “counterparties”). These transactions are expected to reduce the potential dilution upon conversion of the notes. Integra also expects to enter into warrant transactions with the counterparties. The warrant transactions could separately have a dilutive effect on Integra’s earnings per share if the market price of its common stock exceeds the strike price of the warrants.
In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the counterparties expect to enter into various derivative transactions with respect to Integra’s common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing (or reducing the size of any decrease in) the market price of Integra’s common stock.
Integra estimates that the net proceeds from the offering, after deducting estimated fees and expenses and the initial purchasers’ discounts and commissions, will be approximately $194 million, if the overallotment option is not exercised. Integra intends to use:
•	a portion of the net proceeds to pay the cost of the convertible note hedge transactions, taking into account the proceeds to Integra of the warrant transactions;

•	at least $40 million of the net proceeds to purchase shares of Integra’s common stock at the closing of the sale of the notes; and

•	the balance of the net proceeds to repay a portion of the indebtedness under Integra’s senior credit facility and for general corporate purposes.
If the initial purchasers exercise the over-allotment option, Integra may enter into additional convertible note hedge transactions and additional warrant transactions, with the balance of any net proceeds to be used for general corporate purposes as described above.
The notes and the shares of Integra’s common stock issuable upon conversion of the notes, if any, are not being registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the expectations, plans and prospects for the Company, including whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2010 and in Integra’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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